Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the common stock of Vitro BioPharma, Inc. and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Dated: February 14, 2023

JAMES R. MUSICK

/s/ James R. Musick

JAMES R. MUSICK TRUST

By:	/s/ James R. Musick
Name:	James R. Musick
Title:	Trustee